EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS REINHOLD INDUSTRIES, INC.



We consent to incorporation by reference in Registration Statement No. 333-39925 on Form S-8 of Reinhold Industries, Inc. of our reports dated January 30, 1998 and January 17, 1997 relating to the balance sheets of Reinhold Industries, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the period from August 1, 1996 through December 31, 1996 and the period from January 1, 1996 through July 31, 1996 which reports appears in the December 31, 1997 Annual Report on Form 10-KSB of Reinhold Industries, Inc..



/S/ KPMG Peat Marwick LLP


Los Angeles, California
March 13, 1998